10(iii) (A) EMPLOYEE LEASE AGREEMENT


        THIS LEASE AGREEMENT, made and entered into this 14th day of August, 2002, by and between National Bankshares, Inc., a Virginia corporation ("Lessor"), and The National Bank of Blacksburg, a national banking association ("Lessee");

P R O V I D E S:
- - - - - - - -

        WHEREAS, James G. Rakes ("Employee"), is currently employed by Lessor pursuant to an Employment Agreement dated as of January 1, 2002, a copy of which agreement is attached hereto as Exhibit A ("Current Employment Agreement"); and

        WHEREAS, the Board of Directors of Lessee has for many years appointed Employee to be Lessee's President and Chief Executive Officer and employed Employee as its President and Chief Executive Officer; and

        WHEREAS, by lease dated May 7, 1992, Lessee retained the services of and employed Employee as Lessee's President and Chief Executive Officer and agreed to pay certain compensation and provide certain benefits to Employee under an Employment Agreement dated January 1, 1992, between Lessor and Employee, which expired by its terms on December 31, 2001, and which was superceded by the Current Employment Agreement; and

        WHEREAS, the Lessee wishes to continue to lease Employee's services from Lessor in order to retain the services of Employee as Lessee's President and Chief Executive Officer and to pay certain compensation and provide certain benefits to Employee as such under the Current Employment Agreement;

        NOW, THEREFORE, in consideration of the mutual benefits and covenants contained herein, the parties contract and agree as follows:

        1. Lease. Lessor agrees to lease Employee to Lessee and Lessee agrees to lease Employee from Lessor for the Term (as such term is defined in the Current Employment Agreement) of Employee's employment subject, in all events, to earlier termination of this lease agreement as provided herein ("Lease Term").

        2. Location. Lessee agrees that during the Term Employee shall work at its main office in Blacksburg, Virginia, and serve as its President and Chief Executive Officer.

        3. Duties. Employee will perform all duties normally associated with the position of President and Chief Executive Officer of Lessee. Employee will report directly to Lessee's Board of Directors, which shall be responsible for the supervision of Employee as Lessee's President and Chief Executive Officer. The Board shall review Employee's job performance on an at least annual basis.

        4.     Lease Compensation and Benefits.  During the Lease Term:
               -------------------------------

a. Lessee agrees to pay the Lease Percentage (as hereinafter defined) of the Employee's Base Salary in accordance with Lessor's established payroll practices and of any Annual Bonuses, as each is provided in the Current Employment Agreement, or reimburse Lessor therefor on invoice ("Lease Compensation").

b. Lessee agrees to provide directly or contribute to Lessor on invoice the Lease Percentage of the cost of all Welfare Benefits and Retirement Benefits as each such term is defined in the Current Employment Agreement ("Lease Benefits").

c. Lessee agrees to pay or reimburse Lessor on invoice all federal, state and local employment taxes which are now, or may be at any time during the Lease Term, imposed upon employers and which are attributable to the Lease


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Compensation. Lessee agrees to indemnify and hold harmless Lessor for any tax, interest and penalty which may be imposed upon Lessor by virtue of Lessee's failure to fully comply with this section 4.c.

d. The Lessor shall be responsible for providing directly all compensation and benefits under the Current Employment Agreement not specifically required to be provided or paid by Lessee hereunder and in no event shall Lessee be directly liable to Employee in connection with its obligations hereunder. There are no third party beneficiaries of this Lease, including but not limited to Employee and, this Lease does not constitute a novation of Lessor's obligations to Employee under the Current Employment Agreement.

e. For purposes hereof, the initial Lease Percentage shall be 80% but may be amended after the Effective Date by agreement between the Board of Directors of Lessee and Lessor to reflect a good faith estimation of Lessee's fair contribution to Employee's overall compensation and benefits.

        5. Termination. This lease agreement shall automatically terminate without penalty or further obligation: (a) upon the termination of Employee's employment under the Current Employment Agreement; (b) by action of Lessee's Board of Directors, to the same extent and upon the same conditions that it would have the right to terminate the services of its employees as set forth in 12 U.S.C. Section 25 (Fifth).

        6. Termination Benefits and Compensation. Notwithstanding anything to the contrary herein, nothing herein shall render Lessee liable for any compensation or other benefits under the Current Employment Agreement, including but not limited to the Lease Compensation and Lease Benefits, resulting from the termination of Employee's employment thereunder as provided in Section 4 thereof
(a) if the Employee's employment is terminated by the Lessor but not by the Lessee; (b) if Employee's employment is terminated by the Lessee but not by the Lessor; or (c) as a result of the operation of Part II.

        7. Breach Indemnification. Lessor agrees to indemnify and hold harmless Lessee for any liability which might arise by virtue of Lessor's breach of the Current Employment Agreement.

        8. Entire Understanding. This lease agreement constitutes the entire understanding between the parties, and it may not be modified except by a memorandum in writing signed by the parties.

        9. Governing Law. This lease agreement shall be interpreted and construed under the laws of the Commonwealth of Virginia.

        10. Counterparts. This lease agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same instrument.

        11. Waiver. The failure on the part of either party to exercise, and no delay in exercising, any right, privilege or remedy shall operate as a waiver, nor shall any single or partial exercise or waiver by either party of any right, privilege or remedy preclude any other of future exercise thereof or the exercise of any other right, remedy or privilege.

        WITNESS the following signatures and seals:

Attest: /s/ MARILYN B. BUHYOFF      NATIONAL BANKSHARES, INC.
        ----------------------
              Secretary
                                               By /s/  L.A. BOWMAN
                                               -------------------------
                                               Title:  Vice Chairman

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